Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20006 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 4, 2012

Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou
16674 Glyfada
Athens, Greece

Re:           Seanergy Maritime Holdings Corp.

Ladies and Gentlemen:

We have acted as counsel to Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the Company's registration statement on Form F-1 (File No. 333-180444) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the registration of an aggregate amount of 4,641,620 common shares of the Company, par value $0.0001 per share (the "Shares"), which are being offered by the selling shareholders set forth in the Registration Statement.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the "Prospectus") included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2011, as amended (the "Annual Report"), which is incorporated by reference into the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement under the captions "Risk Factors" and "Taxation" therein, we hereby confirm that the opinions that we contributed to Seward & Kissel LLP with respect to U.S. federal income tax matters and Marshall Islands tax matters in the Registration Statement under the caption "Taxation" and in the risk factors set forth in the Annual Report entitled (i) "We may have to pay tax on U.S. source income, which would reduce our earnings" and (ii) "We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common stock" accurately state our views as to the tax matters therein.

Seanergy Maritime Holdings Corp.
May 4, 2012

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

                  Very truly yours,

/s/ Seward & Kissel LLP